EXHIBIT 99.1

eLINEAR ANNOUNCES FISCAL Q3 2004 RESULTS AND RECORD REVENUE OF $7.45 MILLION - AN 88% INCREASE FROM Q3 2003

HOUSTON, TEXAS November 16, 2004 - eLinear, Inc. (AMEX: ELU) announced today its financial results for the third fiscal quarter of 2004. Compared to the third fiscal quarter of 2003, eLinear grew revenue 88%, from $3,962,453 to $7,454,288.

Kevan Casey, CEO of eLinear, stated, "We are very pleased with the revenue growth that we have achieved this quarter. This third quarter will be looked at as a milestone quarter in the history of our company as we have made significant investments in technology and personnel in the 2nd and 3rd quarters and believe that these investments are the vehicles we needed to put in place in order to allow us to considerably increase our gross margins and revenues for fiscal 2005 and beyond."

Michael Lewis, President of eLinear, added, "Of particular note for this quarter is the launching of our four strategic practice areas. These four areas have set the tone and direction of the company for the foreseeable future, and represent tremendous market opportunities for eLinear Solutions. We are also pleased with the acquisition of TanSeco, which increases our U.S. domestic reach and solidifies us as a trusted supplier to one of the nation's largest companies."

Revenue for the second quarter ended September 30, 2004, grew 88% to $7,454,288 compared to $3,962,453 for the comparable 2003 period. Gross profit increased by 74% from $599,911 to $1,054,289 and eLinear reported a net loss of $2,204,801 compared to a net loss of $233,362 for the 2003 period. Revenue for the nine months ended September 30, 2004, increased by 60% to $16,960,375 compared to $10,581,583 for the comparable 2003 period. During the nine months ended September 30, 2004, eLinear achieved a gross profit of $2,312,702 compared to $1,777,383 over the comparable 2003 period, which was an improvement of 30%. eLinear reported a net loss of $5,925,041 for the nine months ended September 30, 2004. This compares to a net loss of $257,266 for the comparable 2003 period. eLinear partly attributes its losses to increased expenses due to the financings completed in fiscal 2004, increased legal fees due to pending litigation, merger and acquisition related expenses, establishing its new practice areas and geographical expansion.

Significant  Third  Fiscal  Quarter  Achievements:

     - Launched new practices: Security, Core Infrastructure, Physical Infrastructure, and IP Telephony
     - 40% sequential quarterly growth in revenues from the second quarter of fiscal 2004
     - New Partnerships with Symantec, Websense, and Blue Coat, all solidifying its presence as a best of breed security solutions provider

This Friday, November 19, eLinear Solutions will be hosting a call to discuss the third quarter results, the recent acquisition of TanSeco Systems from Radio Shack and the forecast for 2005. Details follow:

Event Date: 11/19/2004
Event Time: 11:00 AM Eastern
Event Title: Third Quarter 2004 Conference Call
Participant Dial-In - Toll-Free: 877-407-8035


ABOUT ELINEAR, INC.

eLinear, Inc. is an integrated technology solutions provider of security, IP Telephony and network and storage solutions infrastructure. Typically, the company's customers are Fortune 2000 and small to medium sized business organizations. eLinear's services are offered to companies seeking to increase productivity or reduce costs through investing in technology. A majority of the company's customers are located in Houston, Texas.

SAFE HARBOR STATEMENT

This press release contains statements that may constitute forward-looking statements, including the company's ability to realize the projected revenues from the newly announced project orders and the future strength of the company's business and industry. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. For additional information about eLinear's future business and financial results, refer to eLinear's Annual Report on Form 10-KSB/A for the year ended December 31, 2003 and Quarterly Report on Form 10-QSB for the quarter ended and nine months ended September 30, 2004. eLinear undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.

FOR MORE INFORMATION CONTACT:

     BRIAN STANTON, INVESTOR RELATIONS

     PHONE: (713) 896-0500

     E-MAIL: INVESTORREQUEST@ELINEAR.COM